EXHIBIT 23.01(a)

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Experts” in this Amendment No. 1 to Form S-1 Registration Statement (Reg. No. 333-155651), as filed with the United States Securities and Exchange Commission on or about June 3, 2009, and the related Prospectus of Global Macro Trust.

/s/ Sidley Austin LLP

June 3, 2009